FOR IMMEDIATE RELEASE

Media Contact:	Corporate Contact:	Investor Contact:
Marisa Puthoff	Brian Crenshaw	James Stawski
Edelman Public Relations	US LEC	US LEC
404-262-3000	704-319-1942	704-319-1189
marisa.puthoff@edelman.com	bcrenshaw@uslec.com	jstawski@uslec.com
US LEC ACHIEVES RECORD REVENUE OF $102.8 MILLION FOR FIRST QUARTER 2006
END CUSTOMER REVENUE UP BY OVER 13% COMPARED TO THE FIRST QUARTER 2005
CHARLOTTE, NC (May 2, 2006) — Continuing to build on solid financial and operational results, US LEC Corp. (Nasdaq: CLEC), a full-service provider of IP, data and voice solutions to businesses and enterprise organizations throughout the Eastern United States, announced today results for the first quarter ended March 31, 2006. The results were highlighted by:
•	Achieving total revenue of $102.8 million, a $9.3 million, or a 10% increase over the first quarter of 2005

•	Reaching end customer revenue of $89.7 million, an increase of over $10.6 million or 13%, compared to the same period last year

•	Growing data revenue, a key component of end customer revenue, to $33.2 million, now accounting for over 32% of total revenue

•	Achieving Adjusted EBITDA of over $14.7 million, compared to $11.9 million in the first quarter of 2005 and $14.3 million in the fourth quarter of 2005 (see definition and reconciliation of Adjusted EBITDA to net cash flow from operations below)

•	Achieving the 27,000 business class customer milestone

•	Expanding IP-based MPLS VPN service to all but 2 switching centers and increasing US LEC’s VoIP-based Dynamic TSM product into over a third of the Company’s switching centers

•	Extending its strategic partnership with ExtreamTV early in the second quarter by making an investment for a 37.5% ownership stake
     Revenue for the quarter ended March 31, 2006, increased 10% to $102.8 million, compared with $93.5 million for the quarter ended March 31, 2005, and revenue of $100.1 million for the quarter ended December 31, 2005. The Company reported a net loss attributable to common stockholders of ($7.1) million, or ($0.23) per share, on 30.8 million average shares outstanding for the quarter ended March 31, 2006, compared with a net loss attributable to common stockholders of ($8.9) million, or ($0.29) per share, on 30.3 million average shares outstanding for the first quarter of last year. Earnings per share for the quarter ended March 31, 2006 were negatively impacted by $0.02 per share related to stock-based compensation expense associated with the Company’s adoption of SFAS No. 123R during the quarter. Adjusted EBITDA for the first quarter of 2006 was $14.7 million compared with Adjusted EBITDA of $11.9 million in the first quarter of 2005, an increase of 24%.
     Commenting on the Company’s first quarter 2006 results, Aaron D. Cowell, president and chief executive officer of US LEC, said, “US LEC is off to a strong start in 2006. Growth in end customer revenue from $86.2 million in the fourth quarter of 2005 to $89.7 million in the first quarter of 2006 continued to be driven by solid customer acquisition and retention results. Our customer retention rate continues to be very strong at over 99% per month as very few businesses choose to go back to the typical telecommunications provider for their communications needs after they have tried our

US LEC Announces First Quarter 2006 Results

May 2, 2006
brand of customer care. We continued to improve our product take rate per customer which, for customers acquired organically has now reached an average of 5.0 products per customer, compared to 4.8 products last quarter. Additionally, over 40%, or approximately 11,000 of our more than 27,000 customers, buy 6 or more of our products. Clearly, our customers recognize US LEC’s ability to provide reliable, quality services and customer service that is second to none.”
     Cowell continued, “During the quarter we also continued our IP evolution and expanded the market reach of our various Internet protocol based products including our Dynamic TSM and MPLS VPN products. US LEC’s Dynamic TSM and Ethernet product coverage have been expanded to 10 and 11 of our switching centers, respectively, and we will substantially complete the Ethernet expansion in the third quarter of 2006. In addition, in the 6 months since we first announced our MPLS VPN product with both WAN and Metro capabilities, we have expanded the network to include all but 2 switching centers.
     “Finally, early in the second quarter of 2006, US LEC agreed to make an investment for a 37.5% ownership stake in ExtreamTV LLC. Our investment solidifies our partnership with a next-generation provider of video-on-demand and High-Speed Internet Access. US LEC has over 2,300 customers in the hospitality industry and we believe we can leverage our success in this key vertical with the addition of ExtreamTV’s digital VOD product to create an attractive triple play solution, and our initial sales efforts confirm that we are on the right track,” concluded Cowell.
     J. Lyle Patrick, executive vice president and chief financial officer of US LEC, added, “US LEC’s financial and operating results during the first quarter of 2006 continued to gain momentum. Our recurring revenue business model continues to leverage our strong customer growth and very favorable retention rate. During the first quarter, total revenue increased by 10% over the first quarter of 2005 to reach $102.8 million and end customer revenue increased by approximately 13% over the same period last year to reach $89.7 million. Notably, end customer revenue accounted for over 87% of total revenue in the first quarter. Adjusted EBITDA increased by 24% year over year to reach $14.7 million in the first quarter of 2006. Significantly, on a per employee basis, end customer revenue increased from $76,400 in the fourth quarter of 2005 to $79,600 in the first quarter of 2006 as US LEC’s team consistently proves they are one of the most efficient teams in the industry. In addition, by continuing to control network expenses, gross margins were over 51% for the quarter ended March 31, 2006 and SG&A as a percentage of revenue decreased through our continued vigilance over expenses. As a result, we achieved positive operating income of $1.8 million in the first quarter of 2006. The Company also achieved $14.0 million of cash flow from operations during the first quarter and cash capital expenditures were $7.7 million for the quarter. Finally, the Company ended the quarter with a strong cash position of $36.7 million. We remain focused on our mission to be the best competitive carrier in our markets by providing a full service product portfolio and unrivaled customer care. These operational goals have been, and continue to be the hallmark of our business.”
Conference Call Information
     US LEC will hold a conference call to discuss this press release today, May 2, 2006, at 1:00 p.m. Eastern Time. A live broadcast of the conference call will be available online at www.uslec.com, and www.earnings.com. To listen to the live call, visit either web site at least fifteen minutes early to download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on May 5, 2006 and replay via web cast will be available through June 2, 2006.
About US LEC
     Based in Charlotte, N.C., US LEC is a full-service provider of IP, data and voice solutions to medium and large businesses and enterprise organizations throughout 16 Eastern states and the District of

US LEC Announces First Quarter 2006 Results

May 2, 2006
Columbia. US LEC offers advanced, IP-based, data and voice services such as MPLS VPN and Ethernet, as well as comprehensive Dynamic TSM VoIP-enabled services and features. The company also offers local and long distance services and data services such as frame relay, Multi-Link Frame Relay and ATM. US LEC provides a broad array of complementary services, including conferencing, data backup and recovery, data center services and Web hosting, as well as managed firewall and router services for advanced data networking. US LEC also offers selected voice services in 27 additional states and provides enhanced data services, dedicated Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.
Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and in subsequent reports, which are on file with the Securities and Exchange Commission.
US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp. StarNet(TM) and MegaPOP(R) are service marks of US LEC Corp.
-end-

US LEC Announces First Quarter 2006 Results

May 2, 2006
US LEC Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Revenue	$102,797	$93,516
Network Expenses (excluding depreciation and amortization shown below)	50,250	45,784
Depreciation and Amortization	12,194	12,931
Selling, General and Administrative Expenses (excluding stock-based compensation expense shown below)	37,802	35,868
Stock-Based Compensation Expense	717	—

Income(Loss) from Operations	1,834	(1,067)

Net Interest Expense	4,545	3,712

Net Loss	(2,711)	(4,779)

Preferred Stock Dividends	(4,218)	(3,974)
Preferred Stock Accretion of Issuance Costs	(162)	(152)

Net Loss Attributable to Common Stockholders	$(7,091)	$(8,905)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.23)	$(0.29)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,751	30,255

Adjusted EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization, stock-based compensation expense and significant charges (and recoveries) related to carrier access disputes. Adjusted EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes Adjusted EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. Adjusted EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended
	March 31,
	2006	2005
Income(Loss) from Operations	$1,834	$(1,067)
Depreciation and Amortization	12,194	12,931
Stock-Based Compensation Expense	717	—

Adjusted EBITDA	14,745	11,864

Changes in Working Capital	4,392	(2,070)
Net Interest Expense	(4,545)	(3,712)
Miscellaneous	(620)	(124)

Net Cash Provided by Operating Activities	$13,972	$5,958

US LEC Announces First Quarter 2006 Results

May 2, 2006
US LEC Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, Except Per Share Data)
(Unaudited)

	March 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$36,681	$30,704
Restricted cash	67	67
Accounts receivable, net	41,873	49,841
Property and equipment, net	138,903	144,350
Deferred income taxes	2,811	2,792
Other assets	24,249	24,598

Total Assets	$244,584	$252,352

Liabilities and Stockholders’ Deficiency
Accounts payable	$7,803	$10,109
Deferred revenue	13,892	14,292
Accrued network costs	16,719	20,252
Accrued expenses	37,851	37,446
Deferred income taxes	2,811	2,792
Long-term debt	149,475	149,438

Total Liabilities	228,551	234,329

Series A Redeemable Convertible Preferred Stock	282,416	278,037

STOCKHOLDERS’ DEFICIENCY Common Stock — Class A	308	307
Additional paid-in capital	96,469	93,181
Accumulated Deficit	(363,160)	(353,502)

Total Stockholders’ Deficiency	(266,383)	(260,014)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$244,584	$252,352

US LEC Announces First Quarter 2006 Results

May 2, 2006
US LEC Corp. and Subsidiaries
Quarterly Statistical Highlights
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
Revenue (in 000s):
End Customer Revenue
Voice Monthly Recurring Charges	$42,769	$41,425	$40,418	$39,515	$37,836
Data Monthly Recurring Charges	33,186	32,137	30,820	29,476	28,391
Long Distance	13,770	12,615	12,851	12,421	12,892

	89,725	86,177	84,089	81,412	79,119
Percent of Total Revenue	87%	86%	85%	85%	85%

Carrier Charges
Carrier Access	7,377	8,107	9,022	8,826	8,994
Reciprocal Compensation	2,023	2,188	2,053	2,165	2,296

	9,400	10,295	11,075	10,991	11,290
Percent of Total Revenue	9%	10%	11%	12%	12%

Other Revenue (1)	3,672	3,583	3,660	2,940	3,107
Percent of Total Revenue	4%	4%	4%	3%	3%

Total Revenue	$102,797	$100,055	$98,824	$95,343	$93,516

Customers:
Total Customers	38,292	38,096	37,974	37,998	38,071
Business Class Customers	27,042	26,225	25,212	24,213	23,420
Business Class Customers Purchasing Data Services	20,933	20,219	18,735	17,582	14,007
Shared Hosting/Dial Up Customers/Consumer VoIP	11,250	11,871	12,762	13,785	14,651

Active Channels (2):
Voice	516,130	499,562	481,207	460,185	439,032
Data	427,505	397,714	371,900	348,357	327,153

Total active channels	943,635	897,276	853,107	808,542	766,185

Statistical Data:
Central Offices	27	27	27	27	27
Number of employees	1,127	1,128	1,099	1,092	1,078
Number of sales and sales support employees	489	482	482	476	471
End Customer Revenue/Employee (in 000s)	$79.6	$76.4	$76.5	$74.6	$73.4

(1)	Other revenue is derived from wholesale customers, installation revenue and other miscellaneous sources.

(2)	Shared hosting, Dial-Up Internet Access and Consumer VoIP are not included in Active Channels.